CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Fund Series Trust II of our report dated December 21, 2017, relating to the financial statements and financial highlights, which appear in Columbia Absolute Return Currency and Income Fund’s, Columbia Contrarian Asia Pacific Fund’s (formerly Columbia Asia Pacific ex-Japan Fund), Columbia Contrarian Europe Fund’s (Columbia European Equity Fund), Columbia Global Bond Fund’s, Columbia Select Global Equity Fund’s, and Columbia Seligman Global Technology Fund’s Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 26, 2018